UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 13, 2014

ZOOM TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-18672	51-0448969
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Headquarters:
Sanlitun SOHO, Building A, 11th Floor
No. 8 Workers Stadium North Road
Chaoyang District, Beijing, China 100027

U.S. office:
c/o Ellenoff Grossman & Schole LLP
1345 Avenue of Americas,
New York, NY 10105

(Address of principal executive offices including zip code)

(845) 507-8200
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On January 13, 2014, Zoom Technologies, Inc. (the "Company" or "we") entered into a non-binding Letter of Intent (the "LOI") with Tinho Union Holding Group ("Tinho"), pursuant to which the Company will acquire all the issued and outstanding shares of Tinho and Tinho will become a wholly owned subsidiary of the Company in exchange for the issuance of 9,363,585 shares of the Company's common stock (the "Consideration Shares") at a valuation of $8.6505 per share; 4,681,793 shares that are to be issued will be held in escrow (the "Escrow Shares"), and those shares will be released upon Tinho's achievement of certain earnings targets. This transaction is hereinafter referred to as the "Acquisition."

Pursuant to the LOI, 50% of the Escrow Shares will be released once Tinho reaches a net income of not less than RMB50 million for 2013 (the "2013 Milestone"), and 50% of the Escrow Shares will be released once Tinho reaches a net income of not less than RMB68 million for 2014 (the "2014 Milestone"). For purposes of determining whether these milestones are met, net income shall be calculated in accordance with U.S. generally accepted accounting principles. If either the 2013 Milestone or 2014 Milestone is not met, then the Escrow Shares will be settled as follows:

  If the net income for the 2013 fiscal year is more than RMB25 million but less than RMB 50 million, then 50% of the Escrow Shares will be cancelled proportionally to the extent of the shortfall.

  If the net income for the 2013 fiscal year is under RMB 25 million, then 50% of the Escrow Shares will be cancelled.

  If the net income for the 2014 fiscal year is more than RMB 50 million but less than RMB 68 million, then 50% of the Escrow Shares will be cancelled proportionally to the extent of the shortfall.

  If the net income for the 2014 fiscal year is under RMB 50 million, then 50% of the Escrow Shares will be cancelled.

Among other customary closing conditions, Zoom and Tinho have agreed: (i) to negotiate and execute a definitive agreement for the Acquisition (the "Definitive Agreement"); (ii) to allow both parties to conduct requisite due diligence on each other; (iii) Tinho will engage an independent public accounting firm registered with the Public Company Accounting Oversight Board to conduct an audit on its financial statements for the years ended December 31, 2013, 2012, and 2011; (iv) Zoom will obtain a fairness opinion from an independent investment bank based upon the valuation assigned to Tinho in the transaction; and (v) Zoom at the time of closing will have unrestricted cash of not less than $27 million whose use requires a majority vote of Zoom's independent directors.

The parties are subject to a $1 million penalty for any material breach of the Definitive Agreement that makes the closing of the Acquisition impracticable. The Company has agreed to register all Consideration Shares for resale.

The LOI provides the parties with exclusivity until the earlier of: (i) June 30, 2014; (ii) the time that all parties agree in writing not to pursue the Acquisition; or (iii) execution of a Definitive Agreement; provided, that the Company shall be allowed to consider other acquisition proposals that may be superior to terms of the Acquisition. In the event that either party (or their board of directors, as applicable) fails to approve the Acquisition during the exclusivity period for reasons other than material breach of the LOI or the Definitive Agreement, dissatisfaction with the outcomes of due diligence, or failure of any closing conditions outside of a party's control, such party shall be subject to a break-up fee of $2 million. Additionally, Tinho shall not be subject to any break-up fee in the event that Zoom is no longer listed on the Nasdaq Capital Market ("Nasdaq") and Zoom is deemed by Nasdaq to be subject to Nasdaq's seasoning rules.

With the exception of the exclusivity and break-up provisions, which are binding, the above-mentioned LOI terms are non-binding in nature.

Tinho is a B2B e-commerce platform provider for the travel industry in China. Tinho's innovative platform aggregates and streamlines a vast inventory of travel products, including air, hotels, car rentals, and vacation packages from travel service providers worldwide to enable customers to easily and accurately find best deals in real-time. Tinho also provides full-service, customized travel solutions to corporate clients. Tinho delivers its platform through its website (www.thlm.com.cn), a franchise model, a direct-sale model and 24-hour toll-free call centers. Founded in 2009, Tinho is headquartered in Shenzhen, China with over 200 employees.

The foregoing description of the terms of the LOI does not purport to be complete and is qualified in its entirety by reference to the provision of such LOI filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 8.01   Other Events

On January 15, 2014, the Company issued a press release announcing the execution of the LOI with Tinho, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

On January 4, 2014, the Company terminated its Letter of Intent to acquire 100% of the outstanding shares of Beijing Baifen Tonglian Information & Technology Co., Ltd. ("Baifen").

Item 9.01   Financial Statements and Exhibits

(d)  Exhibits.
Exhibit No.	Description

10.1	Letter of Intent, dated January 13, 2014, by and between Zoom Technologies, Inc. and Tinho Union Holding Group.
99.1	Press Release, dated January 15, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOOM TECHNOLOGIES, INC.

Date: January 15, 2014	By: /s/ Patrick Wong Patrick Wong Chief Financial Officer and Secretary